UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                            IMAGE SOFTWARE, INC.
                              (Name of Issuer)

                        Common Stock, $.004 par value
                       (Title of Class of Securities)

                                 45244 M 102
                               (CUSIP Number)


CUSIP No. 45244 M 102           13G

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Daniel N. Warner
     S.S. ####-##-####

2)   Check the Appropriate Box if Member of a Group*

     a)
     b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares       5) Sole Voting Power       109,219
Beneficially Owned     6) Shared Voting Power      19,782
By Each Reporting      7) Sole Dispositive Power  109,219
Person With            8) Shared Dispositive
                            Power                  19,782

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     129,001

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

11)  Percent of Class Represented by Amount in Row 9

     6.7%

12)  Type of Reporting Person*

     IN


CUSIP No. 45244 M 102          13G


                             AMENDMENT NO. 2 TO
                              SCHEDULE 13G FOR
                              DANIEL N. WARNER

Item 1    Name and Address Issuer.

     (a) Image Software, Inc. formerly known as Information Solutions, Inc., 6486 S. Quebec Street, Englewood, Colorado 80111

Item 2    Identity of Person Filing.

     (a)  Name:          Daniel N. Warner

     (b)  Residence      330 Lafayette
          Address:       Denver, Colorado 80218

     (c)  Citizenship:   U.S.

     (d)  Title of Class
          of Securities: $.004 par value Common Stock (the "Shares")

     (e)  CUSIP Number:  45244 M 102

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

     (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

     (c) [  ]  Insurance Company as defined in Section 3(a)(19) of the
               Act.

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

     (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

     (h) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
               Act.

     Not applicable.

Item 4    Ownership.

     (a)  Amount Beneficially Owned:  129,001 Shares

     (b) Percent of Class: The Shares owned as of December 31, 1995 represent 6.7% of the outstanding shares (based on the 1,932,934 Shares of Common Stock reported to be outstanding on September 30, 1995 in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995).

     (c)  Number of Shares as to which such person has:

          1.   sole power to vote or to direct the vote:  109,219 Shares.

          2.   shared power to vote or to direct the vote:  19,782 Shares.

          3.   sole power to dispose or to direct the disposition of:
               109,219 Shares.

          4.   shared power to dispose or to direct the disposition of:
               19,782 Shares.

Item 5    Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8    Identification and Classification of Members of the Group.

     Not applicable.

Item 9    Notice of Dissolution of Group.

     Not applicable.

Item 10   Certification.

     Not applicable.

     Not filed pursuant to Rule 13d-1(b).


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 30, 1996         /s/ Daniel N. Warner
                                Daniel N. Warner


                                  EXHIBIT A

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No.    )

                         INFORMATION SOLUTIONS, INC.
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                 456906 10 6
                               (CUSIP Number)


CUSIP No. 456906 10 6           13G

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Daniel N. Warner
     ###-##-####

2)   Check the Appropriate Box if Member of a Group*

     a) /X/
     b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     United States of America

Number of Shares       5) Sole Voting Power       251,757
Beneficially Owned     6) Shared Voting Power      38,333.3
By Each Reporting      7) Sole Dispositive Power  251,757
Person With            8) Shared Dispositive
                            Power                  38,333.3

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     290,090.3

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

11)  Percent of Class Represented by Amount in Row 9

     15.8%

12)  Type of Reporting Person*

     IN


                                SCHEDULE 13G

ITEM 1    (a)  NAME OF ISSUER

                    Information Solutions, Inc.

ITEM 2    (b)  ADDRESS OF ISSUER'S PRINCIPAL OFFICES

                    6486 S. Quebec St.
                    Englewood, Colorado 80111

ITEM 2    (a)  NAME OF PERSON FILING

                    Daniel N. Warner

ITEM 2    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
               RESIDENCE

                    P.O. Box 5252 TA
                    Denver, Co 80217

ITEM 2    (c)  CITIZENSHIP

                    U.S.A.

ITEM 2    (d)  TITLE OF CLASS OF SECURITIES

                    Common Stock

ITEM 2    (3)  CUSIP NUMBER

                    456906 10 6

ITEM 3    Not Applicable

ITEM 4    See page 2 of Schedule 13G

ITEM 5    Not Applicable

ITEM 6    Not Applicable

ITEM 7    Not Applicable


ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               The following individuals each own one sixth of the capital stock of Information Plus, Inc., a Texas Corporation which owns 230,000 common shares of stock of Information
               Solutions, Inc.
                    David R. DeYoung
                    Dan N. Warner
                    Tom H. Corr
                    W. Tom Evans
                    George J. Dehan
                    Richard C. DeYoung

ITEM 9    Not Applicable

ITEM 10   CERTIFICATION

          After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          February 13, 1984        /s/ Daniel N. Warner
                                   (Signature)

                                   Daniel N. Warner
                                   (Name/Title)

                                  EXHIBIT B

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

           IMAGE SOFTWARE, INC. F/K/A INFORMATION SOLUTIONS, INC.
                              (Name of Issuer)

                        Common Stock, $.004 par value
                       (Title of Class of Securities)

                                 45244 M 102
                               (CUSIP Number)


CUSIP No. 45244 M 102           13G

1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Daniel N. Warner
     S.S. ####-##-####

2)   Check the Appropriate Box if Member of a Group*

     a)
     b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares       5) Sole Voting Power       115,469
Beneficially Owned     6) Shared Voting Power      19,782
By Each Reporting      7) Sole Dispositive Power  115,469
Person With            8) Shared Dispositive
                            Power                  19,782

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     135,251

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

11)  Percent of Class Represented by Amount in Row 9

     7.3%

12)  Type of Reporting Person*

     IN


                             AMENDMENT NO. 1 TO
                              SCHEDULE 13G FOR
                              DANIEL N. WARNER

Item 1    Name and Address Issuer.

          (a)  Image Software, Inc. formerly known as Information
               Solutions, Inc., 6486 S. Quebec Street, Englewood, Colorado
               80111

Item 2    Identity of Person Filing.

          (a)  Name:               Daniel N. Warner

          (b)  Residence           330 Lafayette
               Address:            Denver, Colorado 80218

          (c)  Citizenship:        U.S.

          (d)  Title of Class
               of Securities:      $.004 par value Common Stock (the
                                   "Shares")

          (e)  CUSIP Number:       45244 M 102

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

          (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

          (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

          Not applicable.

Item 4    Ownership.

          (a)  Amount Beneficially Owned:  135,251 Shares

          (b) Percent of Class: The Shares owned as of December 31, 1994 represent 7.3% of the outstanding shares (based on the 1,864,272 Shares of Common Stock reported to be outstanding on September 30, 1994 in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994).

          (c)  Number of Shares as to which such person has:

               1.   sole power to vote or to direct the vote:  115,469
                    Shares.

               2.   shared power to vote or to direct the vote:  19,782
                    Shares.

               3.   sole power to dispose or to direct the disposition of:
                    115,469 Shares.

               4. shared power to dispose or to direct the disposition of: 19,782 Shares.

Item 5    Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8    Identification and Classification of Members of the Group.

          Not applicable.
Item 9    Notice of Dissolution of Group.

          Not applicable.

Item 10   Certification.

          Not applicable.

          Not filed pursuant to Rule 13d-1(b).


Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 27, 1995        /s/ Daniel N. Warner
                                Daniel N. Warner